UNITED STATES

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DESTINATION MATERNITY

CORPORATION

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232 Strawbridge Drive, Moorestown, NJ 08057 • 856.291.9700 • destinationmaternitycorp.com

May 18, 2018

Via e-mail and U.S. Mail

Nathan G. Miller

c/o NGM Asset Management, LLC

27 Pine Street, Suite 700

New Canaan, CT 06840

Dear Mr. Miller,

I write in response to your May 18, 2018 letter to the board of directors (the “Board”) of Destination Maternity Corporation (the “Company”).

As a preliminary matter, we vigorously dispute your assertion that the Board has taken any improper actions to disenfranchise the Company’s stockholders, with respect to the Company’s 2018 annual meeting or otherwise. To the contrary, the Board has acted consistent with its fiduciary duties to the Company’s stockholders at all times.

We specifically disagree with your inaccurate characterization of the April 2, 2018 Support Agreement (the “Orchestra Agreement”) between the Company and Orchestra-Prémaman S.A. and its affiliate (“Orchestra”) for two reasons. First, voting agreements such as the Orchestra Agreement are far from unprecedented. Rather, companies and stockholders frequently enter into such agreements to achieve mutually beneficial goals. Second, your depiction of the Orchestra Agreement as an illegal mechanism to disenfranchise voters and reduce the Board’s accountability to stockholders is wrong and baseless. The Orchestra Agreement is proper and valid.

Less than two months ago, you stated publicly that you and your Board candidates “…would support expanding the Board and adding representatives of [Orchestra] to the Board, if Orchestra desires such representation, so that the Board will include additional stockholder representation.” Yet now you are attacking the Board’s action in doing just that, and in the process you are trying to deprive the Company’s largest stockholder of its right to vote its shares as it sees fit. We are perplexed by the conflict inherent in your shifting positions, and are unable to reconcile this conflict.

These desperate efforts and groundless accusations appear intended for no purpose other than to distract our stockholders from the clear choice between the Company’s highly qualified director nominees and your inexperienced and under-qualified candidates. We strongly urge you to allow a fair and transparent election to be held without these improper, misleading efforts to confuse and distract our stockholders.

The Board has always acted in the best interests of all Company stockholders, and looks forward to continuing to do so into the future. The Company and the Board reserve all of their rights and remedies.

Very truly yours,

/s/ Barry Erdos
Barry Erdos
Chairman of the Board of Directors